Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

SECOND FISCAL QUARTER NET INCOME OF $57 MILLION AND SIX MONTHS RESULTS

Warren, PA. APRIL 14/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2014.

Net income for the fiscal quarter ended February 28, 2014 was $57.7 million, a decrease of $5.9 million from net income of $63.6 million for the fiscal quarter ended February 28, 2013. Net income for the six months ended February 28, 2014 was $56.6 million, a decrease of $66.6 million from net income of $123.2 million for the six months ended February 28, 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a LIFO basis for the fiscal quarter ended February 28, 2014 was $108.6 million, a decrease of $12.6 million from $121.2 million for the fiscal quarter ended February 28, 2013. EBITDA on a LIFO basis for the six months ended February 28, 2014 was $120.8 million, a decrease of $114.7 million from $235.5 million for the six months ended February 28, 2013.

EBITDA on a FIFO basis for the fiscal quarter ended February 28, 2014 was $71.6 million, a decrease of $16.2 million from $87.8 million for the fiscal quarter ended February 28, 2013. EBITDA on a FIFO basis for the six months ended February 28, 2014 was $69.5 million, a decrease of $151.1 million from $220.6 million for the six months ended February 28, 2013.

Net sales for the fiscal quarter ended February 28, 2014 decreased $96.4 million, or 11.1%, to $773.7 million from $870.1 million for the fiscal quarter ended February 28, 2013. Net sales for the six months ended February 28, 2014 decreased $161.7 million, or 8.8%, to $1,665.4 million from $1,827.1 million for the six months ended February 28, 2013.

As of February 28, 2014, the Company’s liquidity position included $172.3 million of cash and cash equivalents and there were no borrowings against the $175.0 million Revolving Credit Facility.

[1]	United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
	Unaudited		Unaudited

Net Sales	$773,719	$870,109	$1,665,434	$1,827,171
Operating Income	$101,837	$114,823	$107,251	$222,646
Net Income	$57,670	$63,562	$56,583	$123,209
Income Tax Expense	$36,865	$40,634	$36,168	$78,769
EBITDA - LIFO Basis (A)	$108,649	$121,210	$120,812	$235,482

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2014	2013	2014	2013
	Unaudited		Unaudited

Net Income	$57,670	$63,562	$56,583	$123,209
Interest Expense	6,667	10,030	13,317	19,246
Income Tax Expense	36,865	40,634	36,168	78,769
Depreciation	5,083	4,842	10,147	9,849
Amortization	2,364	2,142	4,597	4,409

EBITDA – LIFO Basis	$108,649	$121,210	$120,812	$235,482
LIFO Inventory Adjustment	37,095	33,393	51,314	14,881

EBITDA – FIFO Basis	$71,554	$87,817	$69,498	$220,601
Non Cash (Gain)/Loss on Derivatives	—	(365)	—	2,319

Adjusted EBITDA – FIFO Basis	$71,554	$87,452	$69,498	$222,920

Adjusted EBITDA – LIFO Basis	$108,649	$120,845	$120,812	$237,801

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 359 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts:	John A. Catsimatidis, Chairman and CEO Telephone: (212) 956-5803.
James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.